Exhibit 7.16

WITHDRAWAL NOTICE

dated as of September 1, 2014

Shanda Interactive Entertainment Limited
8 Stevens Road
Singapore 257819
Attention: Ms. Han Li

Orient Finance Holdings (Hong Kong) Limited
28/F-29/F, 100 Queen’s Road Central
Central, Hong Kong
Attention: Ning Guan

Shanghai Buyout Fund L.P.
Room 2802, No. 689 Guangdong Road,
Huangpu District,
Shanghai, China
Attention: Jing Liu

Ningxia Zhongyincashmere International Group Co., Ltd.
Zhongyin Avenue
The Cashmere Industrial Park, Lingwu
Ningxia Province, China
Attention: Xiaofei Chen

Re: Withdrawal from the Consortium

Reference is made to the Consortium Agreement (as amended and supplemented, the “Agreement”) dated as of January 27, 2014 by and between Shanda Interactive Entertainment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Shanda Interactive”) and Primavera Capital (Cayman) Fund I L.P., a limited partnership organized under the laws of the Cayman Islands (the “Withdrawing Party”), to which Orient Finance Holdings (Hong Kong) Limited, a company limited by shares incorporated and existing under the laws of Hong Kong (“Orient Finance”), Shanghai Buyout Fund L.P. , a limited partnership formed under the laws of the People’s Republic of China (“Haitong”) and Ningxia Zhongyincashmere International Group Co., Ltd. , a company formed under the laws of People’s Republic of China (“Zhongyincashmere”) joined as party on September 1, 2014. Capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement.

1.
The Withdrawing Party hereby withdraws from the Consortium.  The withdrawal by the Withdrawing Party from the Consortium (the “Withdrawal”) will become effective upon the counter-signing of this Withdrawal Notice by each of Shanda Interactive, Orient Finance, Haitong and Zhongyincashmere (collectively, the “Remaining Parties”).

2.
Upon the effectiveness of the Withdrawal, the Withdrawing Party shall cease to be a party to the Agreement and shall not be liable to any Remaining Party under or in relation to the Agreement, whether in respect of actions taken by the Withdrawing Party prior to, on or after the date of this Withdrawal Notice; provided that the provisions of Section 6.2 (Confidentiality) of the Agreement shall remain in full force and effect and continue to bind the Withdrawing Party.

3.
Upon the effectiveness of the Withdrawal, each Remaining Party shall cease to be liable to the Withdrawing Party under or in relation to the Agreement, whether in respect of actions taken by such Remaining Party prior to, on or after the date of this Withdrawal Notice; provided that (i) the provisions of Section 6.2 (Confidentiality) of the Agreement shall remain in full force and effect and continue to bind the Remaining Parties and (ii) the Remaining Parties shall pay, on behalf of the Withdrawing Party, the reasonable fees, expenses and disbursements of advisors (including, for the avoidance of doubt, Clifford Chance, Commerce and Finance Law Offices, KPMG, Latham & Watkins, McKinsey & Company and Shin & Kim) incurred by the Withdrawing Party on behalf of and for the benefit of the Consortium between January 27, 2014 and the date hereof in connection with the Transaction and such fees, expenses and disbursements shall be deemed Consortium Transaction Expenses and be payable by the Remaining Parties upon consummation of the Transaction or at the time of termination of the Agreement, whichever comes earlier.

4.
In consideration of the covenants, agreements and undertakings of the parties under this Withdrawal Notice, upon the effectiveness of this Withdrawal Notice, except for obligations remaining after the effectiveness of the Withdrawal as expressly stated herein, the Withdrawing Party, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Withdrawing Party Releasors”) hereby releases, waives and forever discharges each Remaining Party and each of their respective present and former parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, successors and assigns (collectively, “Remaining Party Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, obligations, costs, expenses, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured (collectively, “Claims”), which any of such Withdrawing Party Releasors ever had, now have, or may have against any of such Remaining Party Releasees by reason of any matter, cause, or thing whatsoever arising out of or relating to the Agreement.

5.
In consideration of the covenants, agreements and undertakings of the parties under this Withdrawal Notice, upon the effectiveness of this Withdrawal Notice, except for obligations remaining after the effectiveness of the Withdrawal as expressly stated herein, each Remaining Party, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Remaining Party Releasors”) hereby releases, waives and forever discharges the Withdrawing Party and each of its respective present and former parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, successors and assigns (collectively, “Withdrawing Party Releasees”) of and from any and all Claims which any of such Remaining Party Releasors ever had, now have, or may have against any of such Withdrawing Party Releasees by reason of any matter, cause, or thing whatsoever arising out of or relating to the Agreement.

6.
This Withdrawal Notice shall be governed by, and construed and enforced in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.
This Withdrawal Notice may be executed and delivered (including by facsimile transmission, e-mail of .pdf version or delivery of photographic copy via text message or WeChat) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this withdrawal notice to be executed as of the date first written above by their respective duly authorized officers.

PRIMAVERA CAPITAL (CAYMAN) FUND I L.P.

BY: PRIMAVERA CAPITAL (CAYMAN) GP1 L.P., ITS GENERAL PARTNER

BY: PRIMAVERA (CAYMAN) GP1 LTD, ITS GENERAL PARTNER

By:	/s/ Lawrence Wang
	Name:	Lawrence Wang
	Title:	Authorized Signatory

[Signature Page to Withdrawal Notice]

Acknowledged and agreed:

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

By:	/s/ Tianqiao Chen
	Name:	Tianqiao Chen
	Title:	Director

Date:	09/01/2014

[Signature Page to Withdrawal Notice]

Acknowledged and agreed:

ORIENT FINANCE HOLDINGS (HONG KONG) LIMITED

By:	/s/ Ning Guan
	Name:	Ning Guan
	Title:	Chief Executive Officer

Date:	09/01/2014

[Signature Page to Withdrawal Notice]

Acknowledged and agreed:

SHANGHAI BUYOUT FUND L.P.

BY: HAITONG M&A CAPITAL MANAGEMENT (SHANGHAI) CO., LTD. , its general partner

By:	/s/ Yanhua Yang
	Name:	Yanhua Yang
	Title:	Chairman of the Board

Date:	09/01/2014

[Signature Page to Withdrawal Notice]

Acknowledged and agreed:

NINGXIA ZHONGYINCASHMERE INTERNATIONAL GROUP CO., LTD.

BY: HAITONG M&A CAPITAL MANAGEMENT (SHANGHAI) CO., LTD. , its general partner

By:	/s/ Shengming Ma
	Name:	Shengming Ma
	Title:	Chairman of the Board

Date:	09/01/2014

[Signature Page to Withdrawal Notice]